UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2022

Life360, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56424	26-0197666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

539 Bryant Street, Suite 402

San Francisco, CA 94107

(Address of principal executive offices, including zip code)

(415) 484-5244

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On November 20, 2022 (November 21, 2022 in Australia), Life360, Inc. (the “Company” or “we”) entered into an underwriting agreement, whereby it has agreed to issue 2,645,503 shares of its common stock in the form of 7,936,509 new CHESS Depositary Interests (“CDIs”) (with each CDI representing one-third of a share of the Company’s common stock, par value $0.001 per share) to institutional investors (the “Placement”). The Company expects to receive aggregate gross proceeds of approximately US$33 million and pay aggregate underwriting commissions of approximately US$0.9 million in connection with the Placement. The Placement was fully underwritten by Bell Potter Securities Limited. MST Financial Services Pty Ltd acted as Co-Lead Manager. The issuance of the CDIs in the Placement will be made in reliance upon the exemption from registration contained in Regulation S of the Securities Act of 1933 (the “Securities Act”).

Item 7.01	Regulation FD Disclosure.

We are furnishing this Current Report on Form 8-K in connection with the announcement of the Placement in the form of the textual information from a press release issued on November 21, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This Item 7.01 of this Current Report on Form 8-K will not be deemed an admission of the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.

The text included with this Item 7.01 of this Current Report on Form 8-K and future press releases, presentations and other information issued in connection with the equity capital raising will be available on our website located at www.life360.com, although we reserve the right to discontinue that availability at any time.

Non-GAAP Financial Measures

The press release furnished as Exhibit 99.1 contains certain financial information not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance.

EBITDA and Adjusted EBITDA

In addition to total revenue, Net Loss and other results under GAAP, we utilize non-GAAP calculations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). EBITDA is defined as Net Loss, excluding (i) convertible notes and derivative liability fair value adjustments, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization and (iv) other income (expense). Adjusted EBITDA is defined as Net Loss, excluding (i) convertible notes and derivative liability fair value adjustments, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization, (iv) other income (expense), (v) stock-based compensation, (vi) costs related to filing our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 26, 2022, as amended by Amendment No. 1 filed on June 13, 2022 and Amendment No. 2 filed on July 5, 2022, and effective as of June 27, 2022 (“Form 10”), (vii) acquisition and integration costs, and (viii) gain on revaluation of contingent consideration.

The above items are excluded from EBITDA and Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. We believe EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing useful measures for period-to-period comparisons of our business performance. Moreover, we disclose EBITDA and Adjusted EBITDA because they are key measurements used by our management team internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, these non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. As such, you should consider these non-GAAP financial measures in addition to other financial performance measures presented in accordance with GAAP, including various cash flow metrics, Net Loss and our other GAAP results.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Life360, Inc. Press Release

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE360, INC.

Dated: November 21, 2022	By:	/s/ Russell Burke
Russell Burke
Chief Financial Officer